Exhibit 4(b)(ii).14

AMENDMENT TO THE LOAN AGREEMENT

THIS AMENDMENT, made on this 14 day of September 2000, amends the loan agreement made on 23 March 2000 (the “Loan Agreement”) between:

1.	Slovak Wireless Finance Company, B.V., a company established pursuant to the laws of the Kingdom of the Netherlands, with its registered office at Amsteldijk 166, 1079LH Amsterdam, the Netherlands, represented by Thomas J. Cancro, Managing Director (the “Lender”); and

2.	EuroTel Bratislava, a.s., a company established pursuant to the laws of the Slovak Republic, ICO 35705019, with its registered office at Štefánikova 17, 811 05 Bratislava, Slovak Republic, represented by Jozef Barta, Chief Executive Officer and Procurist and Thomas J. Cancro, Chief Financial Officer and Procurist (the ”Borrower”).

(hereinafter the Borrower and the Lender may be referred to individually as a “Party” and collectively as the “Parties”.)

The Parties hereby agree to amend the Loan Agreement in the following manner:

1.	As per the conditions set out in Article 4.1 of the Loan Agreement, the Parties agree that the interest rate of the Loan (as that term is defined in the Loan Agreement) shall be 11.55% annually until 30 September 2000. After this date, the Parties agree that the interest rate of the Loan shall be 11.38% annually.

2.	Interest shall be paid semi-annual on 30 March and 30 September of each year that the Loan is outstanding. The first payment of interest shall be on 30 September 2000.

It is agreed between the Parties that the terms and conditions of the Loan Agreement are hereby incorporated into this Amendment, except as those terms and conditions have been amended by this Amendment, and said terms and conditions of the Loan Agreement shall be deemed in integral part of this Amendment.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

Slovak Wireless Finance Company, B.V.
Name: Thomas J. Cancro
Title: Managing Director

EuroTel Bratislava, a.s.	EuroTel Bratislava, a.s.
Name: Jozef Barta	Name: Thomas J. Cancro
Title: Chief Executive Officer and Procurist	Title: Chief Financial Officer and Procurist